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                                                                   Exhibit 4.5.1

                            FREMONT GOLD CORPORATION

                                 PROMISSORY NOTE

$650,000.00US                                                      APRIL 1, 1997


      FOR VALUE RECEIVED, the undersigned, FREMONT GOLD CORPORATION, a Delaware corporation ("Maker"), promises to pay to INTERNATIONAL FREEDOM., a TURKS & CAICOS corporation (together with its successors and assigns, "Payee,") or order, in the manner and at the place hereinafter provided, the principal amount of SIX HUNDRED FIFTY THOUSAND DOLLARS US ($650,000.00US), on the Maturity Date (capitalized terms used herein and not otherwise defined herein shall have the meanings provided in Article VII below). On the Maturity Date, the entire remaining unpaid principal balance of this Promissory Note (this "Note"), together with any and all costs and expenses and other amounts provided for hereunder and accrued and unpaid interest, shall be due and payable.

      Maker also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rate of twelve percent (12%) per annum. Interest on this Note shall be payable in arrears on the Maturity Date. All computations of interest shall be made by Payee on the basis of a 365-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

                                    ARTICLE I

                                TERMS OF PAYMENT

      1.1 Payments. Each payment under this Note shall first be credited against costs and expenses provided for hereunder, second to the payment of accrued and unpaid interest, and the remainder shall be credited against principal. All amounts due hereunder shall be payable in lawful money of the United States of America, and in same day funds and delivered to Payee by wire transfer to Payee's account, as set forth in the wire instructions below, or at such other place as Payee or any holder hereof shall designate in writing for such purpose from time to time. If a payment hereunder otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension.
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                             PAYEE WIRE INSTRUCTIONS
                         BARCLAYS BANK PLC, NEW YORK, NY
                                 PBA 026 002 574
                       FOR TRANSMISSION TO: BARCLAYS BANK
                     PROVIDENCIALES, TURKS & CAICOS ISLANDS.
                    FOR CREDIT TO: SALEM MANAGEMENT CO. LTD.
                               ACCOUNT # 158-7010
                        REFERENCE: INTERNATIONAL FREEDOM

      1.2 Prepayments. This Note may be prepaid in whole or in part at any time without penalty.

      1.3 Exemption from Restrictions. It is the intent of Maker and Payee in the execution of this Note and the other Loan Documents that the indebtedness hereunder be exempt from the restrictions of the usury laws of any applicable jurisdiction. Maker and Payee agree that none of the terms and provisions contained herein or in any of the other Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of any applicable jurisdiction. In such event, if any holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of any applicable jurisdiction, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of such holder, be credited to the payment of the sums due hereunder or returned to Maker.

                                   ARTICLE II

                                     GENERAL

      2.1 Security. This Note is secured under the Pledge Agreement. Reference is hereby made to the Pledge Agreement for a description of the nature and extent of the security for the Note and the rights of the holder of this Note with respect to such security. Nothing herein shall be deemed to limit the rights or remedies of Payee hereunder under the Pledge Agreement, or under applicable law, all of which rights and remedies are cumulative.

                                   ARTICLE III

                                   CONDITIONS

      3.1 Conditions to Effectiveness. The obligation of Payee to extend credit under this Note is subject to the prior or concurrent satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the "Closing Date"). On or before the Closing Date, Maker shall deliver to Payee the following with respect to Maker unless otherwise noted, dated the Closing Date:


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            (a)   Executed originals of the Loan Documents (including this
                  Note); and

            (b)   Such other documents as Payee may reasonably request.

Upon satisfaction of such conditions, Payee shall deliver $650,000.00US payable in lawful money of the United States of America, and in same day funds, to Maker by wire transfer to Maker's account, as set forth in the wire instructions below, or at such place as Maker may designate in writing.

                             MAKER WIRE INSTRUCTIONS
                            FREMONT GOLD CORPORATION
                     BANK OF MONTREAL, VANCOUVER MAIN BRANCH
                      FIRST BANK TOWER, 595 BURRAND STREET
                                 VANCOUVER, B.C.
                              ACCOUNT NO: 4653-934
                                TRANSIT NO: 0004

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      Maker hereby represents and warrants to Payee, as of the date hereof, as follows:

      4.1 Organization. Maker is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business and to own and lease its properties.

      4.2 Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action of the Maker. The Loan Documents executed on or prior to the date of this Note are, and the Loan Documents executed subsequent thereto will be, legal, valid and binding obligations of the Maker to the extent it is a party thereto, enforceable against it with their respective terms.

      4.3 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Maker in connection with the execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated thereby, except those which have been obtained or made.

      4.4 Disclosure. No representation or warranty of the Maker contained in any Loan Document or any other document, certificate or written statement furnished to Payee by or on behalf of the Maker for use in connection with the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.


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                                    ARTICLE V

                                    COVENANTS

      5.1 Affirmative Covenants. So long as any amount under this Note or any other Loan Document shall remain unpaid, Maker will, unless Payee otherwise consents in writing:

            (a) Accounting Records. Maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with generally accepted accounting principles ("GAAP").

            (b) Litigation. Promptly upon any officer of Maker obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Maker or any property of the Maker where alleged damages or the amount in controversy exceeds $100,000 or the imposition of any administrative penalty or fine in excess of $25,000 or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Maker or any property of the Maker which is reasonably likely to have a material adverse effect, Maker will, within three Business Days, give written notice thereof to Payee and provide such other information as may be reasonably available to it to enable Payee and its counsel to evaluate such matter.

            (c) Payment of Taxes and Claims. Pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a lien upon any of its properties or assets before any penalty or fine is incurred with respect thereto; provided that no such tax, charge or claim need be paid if Maker or such Subsidiary is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted.

            (d) Compliance with Laws. (i) Comply with, and cause each of its Subsidiaries to comply in all material respects with, the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which it or any such Subsidiary is now doing business or may hereafter be doing business, and (ii) maintain and will cause each of its Subsidiaries to maintain all licenses and permits now held or hereafter acquired by Maker or any such Subsidiary.

            (e) Notices. Promptly (but in no event more than two Business Days after the occurrence of each such event or matter) give written notice to Payee in


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      reasonable detail of the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.

      5.2 Negative Covenants. So long as any amounts under this Note or any other Loan Document shall remain unpaid, Maker will not, without the written consent of Payee:

            (a) No Restrictions on Distributions to Maker. Except pursuant to the Loan Documents, create or otherwise cause or suffer to exist or become effective, or permit any of its Subsidiaries to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Maker or any Subsidiary; (ii) pay any indebtedness owed to Maker or any Subsidiary of Maker; (iii) make loans or advances to Maker or any Subsidiary of Maker; or (iv) transfer any of its property or assets to Maker or any Subsidiary of Maker.

            (b) Disposal of Stock. Permit any of its Subsidiaries to issue, sell, assign, pledge or otherwise encumber or dispose of, any shares of capital stock or other equity securities in any of its Subsidiaries including warrants, rights or options to acquire shares or other equity securities of any of its Subsidiaries, except to Maker or any wholly-owned Subsidiary of Maker.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

      6.1 If any of the following events (each an "Event of Default") shall occur and be continuing:

            (a) Failure of Maker to pay any principal or fee, under this Note when due, whether at stated maturity, by declaration, acceleration, demand or otherwise, or failure of Maker to pay any interest or other amount under this Note within five Business Days after the date due; or

            (b) Any default by any Loan Party in the performance of or compliance with any obligation, covenant, agreement or other provision contained herein or in any other Loan Document, which if reasonably susceptible to cure, is not cured within 30 days after the Maker has knowledge thereof or Maker receives written notice thereof from Payee; or

            (c) Maker or any of its Subsidiaries shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they


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      become due, or shall make a general assignment for the benefit of creditors; Maker or any of its Subsidiaries shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under Title 11 of the United States Code entitled "Bankruptcy," as amended or ratified from time to time (the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect, or take any action in furtherance of the foregoing; or any involuntary petition or proceeding pursuant to said Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Maker or any of its Subsidiaries, and such proceeding continues undischarged, undismissed or unstayed for a period of 30 days (or 45 days, if such event occurs during the Term Period, if any), or Maker or any of its Subsidiaries shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Maker or any of its Subsidiaries shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under said Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; or

            (d) The dissolution or liquidation of the Maker, or if any of the respective directors or stockholders of the Maker, shall take action seeking to effect the dissolution or liquidation of the Maker; or

            (e) Maker shall cease to own directly 100% of the outstanding Capital stock of Flagship; or

            (f) Flagship shall cease to own directly at least 90% of the outstanding capital stock of Minera;

then, and in any such event, (A) Payee may, by notice to Maker, declare this Note, all interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Maker, and (B) Payee shall have all rights, powers and remedies available hereunder and under each of the other Loan Documents, or accorded by law or otherwise.

                                   ARTICLE VII

                                   DEFINITIONS

      7.1 Definitions. The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

      "Bankruptcy Code" has the meaning specified in Section 7.1(g).


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      "Business Day" means any day other than a Saturday, Sunday or legal holiday under the laws of the State of Arizona or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

      "Closing Date" has the meaning specified in Section 3.1.

      "Event of Default" means any of the events set forth in Article VI.

      "Flagship" means Flagship Holding Ltd., a Barbados corporation.

      "GAAP" has the meaning specified in Section 5.1(a).

      "Loan Documents" means and includes this Note, the Pledge Agreement, the Warrant and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently with this Note or at any time thereafter to or for the benefit of Payee in connection with the extensions of credit evidenced by this Note and other transactions contemplated by this Note, all as amended, supplemented or modified from time to time.

      "Loan Parties" means Maker, David Shaw, an individual, Michael Hopley, an individual, and Edward Topham, an individual and any Subsidiary of Maker which hereafter becomes a party to any Loan Document.

      "Maker" has the meaning specified in the first paragraph of this Note.

      "Maturity Date" means JULY 31, 1997.

      "Minera" means Minera Fremont Gold Corporation S.A., a Chile corporation.

      "Note" has the meaning specified in the first paragraph of this document.

      "Payee" has the meaning specified in the first paragraph of this Note.

      "Pledge Agreement" means the Pledge Agreement dated as of the date hereof among Payee, David Shaw, an individual, Michael Hopley, an individual, and Edward Topham, an individual, as the same may be amended, supplemented or otherwise modified from time to time.

      "Subsidiary" means, with respect to Maker, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests is owned or controlled directly or indirectly by Maker.

      "Warrant" means that certain warrant, dated APRIL 1, 1997, issued by Maker to Payee, to purchase 650,000 shares of Maker's Common Stock, par value $.001, at $1.50US per share for a period expiring APRIL 1, 1999.


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                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 Amendments, Etc. No amendment or waiver of any provision of this Note, nor consent to any departure by Maker herefrom, shall in any event be effective unless the same shall be in writing and signed by Payee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      8.2 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, to Maker or Payee, as applicable, at their respective addresses specified on the signature pages hereof, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied with receipt confirmed, respectively.

      8.3 No Waiver; Remedies. No failure on the part of Payee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. All rights, powers and remedies of Payee in connection with each of the Loan Documents are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

      8.4 Severability; Headings. In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provisions of this Note and the remaining provisions of this Note shall remain in full force and effect. Section and subsection headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose or be given any substantive effect.

      8.5 Binding Effect, Etc. This Note shall be binding upon and inure to the benefit of Maker and Payee and their respective successors and assigns. Payee may assign or otherwise transfer, or grant participations in, this Note or all or any portion of its rights hereunder or its interest herein to any person or entity, but Maker may not assign or otherwise transfer its rights or obligations hereunder or any interest herein without the prior written consent of Payee and any attempted assignment by Maker shall be null and void and of no force or effect.

      8.6 Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      8.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another


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covenant shall not avoid the occurrence of an Event of Default or event which with notice or lapse of time or both would become an Event of Default if such action is taken or condition exists.

      8.8 Representation of Payee. By its acceptance of this Note, Payee hereby represents that (i) it is an "accredited investor" as defined in Rule 501 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (ii) it is acquiring this Note and the Warrant for investment purposes and without a view to, or for resale in connection with, any public distribution.

      8.9 Interpretation. Payee hereby waives the benefit of any statute or rule of law or judicial decision which would otherwise require that the provisions of this Note be construed or interpreted more strongly against the party responsible for the drafting thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]


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      IN WITNESS WHEREOF, Maker has caused this Note to be executed by its officer thereunto duly authorized, as of the date first written above.

                              FREMONT GOLD CORPORATION, a Delaware
                              corporation



                              By:___________________________________
                                 Name:  Edward M. Topham
                                 Title: Chief Financial Officer

                              Notice Address: 777 Hornby Street, Suite 2000
                                              Vancouver, British Columbia V6Z1S4

ACCEPTED AND AGREED as of
this _____ day of _______________,
1997:

____________________________, a
_____________ corporation



By:______________________________
Name:____________________________
Title:___________________________

Notice Address:   P.O. Box 150
                  Design House
                  Suite 201
                  Providenciales
                  Turks & Caicos Island, B.W.I.


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